UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  ------------

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (Amendment No. __)

                                    GENSET SA
                                (Name of issuer)

                       ORDINARY SHARES, NOMINAL VALUE FF17
                         (Title of class of securities)

                                    37244T10
                                 (CUSIP number)

                                    *SEE NOTE
             (Date of Event which requires filing of this Statement)

         Check the  appropriate box to designate the rule pursuant to which this schedule is filed:

                               / / Rule 13d-1 (b)
                               /X/ Rule 13d-1 (c)
                               / / Rule 13d-1 (d)

* Previous filings by the Reporting Persons relating to this security were made on Schedule 13D pursuant to Rules 13d-1(a) and 13d-1(b). By filing this Schedule 13G, the Reporting Persons intend to convert to the filing regime governed by Rule 13d-1(c).

---------------------------------
       CUSIP No. 37244T10
---------------------------------



--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Deutsche Bank A.G.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) / /
                                                                       (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Federal Republic of Germany
--------------------------------------------------------------------------------
NUMBER OF SHARES             5      SOLE VOTING POWER
BENEFICIALLY                        0
OWNED BY                     ---------------------------------------------------
EACH                                SHARED VOTING POWER
REPORTING                    6      378,968
PERSON WITH                  ---------------------------------------------------
                                    SOLE DISPOSITIVE POWER
                             7      0
                             ---------------------------------------------------
                                    SHARED DISPOSITIVE POWER
                             8      525,399
--------------------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         525,399
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                    / /
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         7.3%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON

         HC, BK, CO
--------------------------------------------------------------------------------

---------------------------------
       CUSIP No. 37244T10
---------------------------------



--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Morgan Grenfell Asset Management Limited
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) / /
                                                                     (b) / /
--------------------------------------------------------------------------------
   3     SEC USE ONLY

--------------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         England and Wales
 -------------------------------------------------------------------------------
 NUMBER OF SHARES                5    SOLE VOTING POWER
 BENEFICIALLY                         0
 OWNED BY                      -------------------------------------------------
 EACH                                 SHARED VOTING POWER
 REPORTING                       6    349,731
 PERSON WITH                   -------------------------------------------------
                                      SOLE DISPOSITIVE POWER
                                 7    0
                               -------------------------------------------------
                                      SHARED DISPOSITIVE POWER
                                 8    496,162
--------------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         496,162
--------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                  / /
--------------------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         6.9%
--------------------------------------------------------------------------------
  12     TYPE OF REPORTING PERSON

         HC, IA
--------------------------------------------------------------------------------

---------------------------------
       CUSIP No. 37244T10
---------------------------------



--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Morgan Grenfell Investment Management Limited
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) / /
                                                                       (b) / /
--------------------------------------------------------------------------------
   3     SEC USE ONLY

--------------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         England and Wales
--------------------------------------------------------------------------------
NUMBER OF SHARES               5    SOLE VOTING POWER
BENEFICIALLY                        0
OWNED BY                     ---------------------------------------------------
EACH                                SHARED VOTING POWER
REPORTING                      6    270,702
PERSON WITH                  ---------------------------------------------------
                                    SOLE DISPOSITIVE POWER
                               7    0
                             ---------------------------------------------------
                                    SHARED DISPOSITIVE POWER
                               8    395,390
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         395,390
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                    / /
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         5.5%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON

         HC, IA
--------------------------------------------------------------------------------

ITEM 1(A).    NAME OF ISSUER:

          Genset SA (the "Issuer")

ITEM 1(B).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

          The address of the Issuer's principal executive offices is 1 rue Robert Et Sonia, Delaunay 75011 Paris, France.

ITEM 2(A).    NAME OF PERSON FILING:

          This statement is filed on behalf of Deutsche Bank AG ("DBAG"), Morgan Grenfell Asset Management Limited ("MGAM") and Morgan Grenfell Investment Management Limited ("MGIM" and, together with DBAG and MGAM, the "Reporting Persons").

ITEM 2(B).    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

          The principal place of business of DBAG is Taunusanlage 12, D-60325, Frankfurt am Main, Federal Republic of Germany.

          The principal place of business of MGAM is 20 Finsbury Circus, London, EC2M 1NB, England.

          The principal place of business of MGIM is 20 Finsbury Circus, London, EC2M 1NB, England.

ITEM 2(C).    CITIZENSHIP:

          The citizenship of each of the Reporting Persons is set forth on the applicable cover page.

ITEM 2(D).    TITLE OF CLASS OF SECURITIES:

          The title of the securities is ordinary shares, nominal value FF17 (the "Ordinary Shares"). The term Ordinary Shares includes, where applicable, American Depository Receipts for Ordinary Shares.

ITEM 2(E).    CUSIP NUMBER:

          The CUSIP number of the Ordinary Shares is set forth on each cover page.

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

               (a) / /  Broker or dealer registered under section 15 of the Act;

               (b) / /  Bank as defined in section 3(a)(6) of the Act;

               (c) / / Insurance Company as defined in section 3(a)(19) of the Act;

               (d) / / Investment Company registered under section 8 of the Investment Company Act of 1940;

               (e) / /  An investment  adviser in  accordance  with Rule 13d-1
                        (b)(1)(ii)(E);

               (f) / / An employee benefit plan, or endowment fund in accordance with Rule 13d-1 (b)(1)(ii)(F);

               (g) / /  A  parent  holding   company  or  control  person  in
                        accordance with Rule 13d-1 (b)(1)(ii)(G);

               (h) / / A savings association as defined in section 3(b) of the Federal Deposit Insurance Act;

               (i) / /  A church plan that is excluded from the definition of an
                        investment   company   under  section  3(c)(14)  of  the
                        Investment Company Act of 1940;

               (j) / / Group, in accordance with Rule 13d-1 (b)(1)(ii)(J).

               If this statement is filed pursuant to Rule 13d-1 (c), check this box. /X/

ITEM 4.  OWNERSHIP.

          (A) AMOUNT BENEFICIALLY OWNED:

               Each of the Reporting Persons owns the amount of the Ordinary Shares as set forth on the applicable cover page.

         (B)  PERCENT OF CLASS:

               Each of the Reporting Persons owns the percentage of the Ordinary Shares as set forth on the applicable cover page.

         (C)   NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

               (I) SOLE POWER TO VOTE OR TO DIRECT THE VOTE:

                    Each of the Reporting  Persons has the sole power to vote or direct the vote of the Ordinary Shares as set forth on the applicable cover page.

               (II) SHARED POWER TO VOTE OR TO DIRECT THE VOTE:

                    Each of the  Reporting  Persons has the shared power to vote or direct the vote of the Ordinary Shares as set forth on the applicable cover page.

               (III) SOLE  POWER  TO  DISPOSE  OR  TO  DIRECT  THE
                     DISPOSITION OF:

                    Each of the Reporting  Persons has the sole power to dispose or direct the disposition of the Ordinary Shares as set forth on the applicable cover page.

               (IV)  SHARED  POWER  TO  DISPOSE  OR  TO  DIRECT  THE
                     DISPOSITION OF:

                    Each of the  Reporting  Persons  has  the  shared  power  to dispose or direct the disposition of the Ordinary Shares as set forth on the applicable cover page.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

          Not applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

          Investment management clients of the Reporting Persons have the ultimate right to any dividends from Ordinary Shares and the proceeds from the sale of Ordinary Shares.

 ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

          Not Applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

          Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

          Not applicable.

ITEM 10. CERTIFICATION.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  April 29, 1998



                                      DEUTSCHE BANK AG



                                      By: /s/ Dr. Dieter Eisele
                                         ----------------------
                                         Name:   Dr. Dieter Eisele
                                         Title:  Group Head of Compliance



                                      By: /s/ Rondal Eric Powell
                                         -----------------------
                                         Name:   Rondal Eric Powell
                                         Title:  Vice President